March 31, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the current report on Form 8-K dated March 31, 2015, of U.S. Geothermal, Inc. to be filed with the Securities and Exchange Commission. We are in agreement with the statements in the paragraphs within section 4.01(a) as they relate to our firm. We have no basis to agree or disagree with any other statements of the registrant contained in the current report.

Sincerely,

MartinelliMick PLLC
Spokane, WA
www.martinellimick.com